Exhibit 4.3

[Symbol of the Companies Registrar]	[Symbol of the State of Israel]

State of Israel

Ministry of Justice – Corporations Authority

Companies & Partnerships Registrar

Certificate of Change of Name of Company

This is to certify that the Company

COMMTOUCH SOFTWARE LTD

COMMTOUCH SOFTWARE LTD

Number 520044181

has changed its name and it will henceforth be known by the name

CYREN LTD
CYREN LTD

Given in Jerusalem on the date of: February 9, 2014 9 Adar A 5774	[signature] Aluma Katz Corporations Authority Companies & Partnerships Registrar [Registrar's Seal]